Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547

Jack Lascar / jlascar@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E / 713-529-6600
COPANO ENERGY REPORTS
2007 FOURTH QUARTER AND YEAR END RESULTS
HOUSTON, February 27, 2008 — Copano Energy, L.L.C. (NASDAQ: CPNO) today announced its financial results for the three months and year ended December 31, 2007.
     “We are pleased that continued volume growth in our operating segments and a favorable commodity price environment combined to generate significant increases in fourth quarter net income, adjusted EBITDA and distributable cash flow,” said John Eckel, Chairman and Chief Executive Officer of Copano.
Fourth Quarter Financial Results
     Revenue for the fourth quarter of 2007 increased 73% to $355.9 million compared with $205.4 million for the fourth quarter of 2006. Net income increased by 30% to $21.5 million, or $0.39 per unit on a diluted basis, for the fourth quarter of 2007 compared to net income of $16.5 million, or $0.43 per unit on a diluted basis (as adjusted to reflect the two-for-one unit split of Copano’s common units effective March 30, 2007) for the fourth quarter of 2006. Copano’s operating segment gross margin increased 78% compared to the fourth quarter of 2006. Total segment gross margin, which includes the results of Copano’s hedging program, increased 40% to $66.3 million for the fourth quarter of 2007 from $47.4 million for the fourth quarter of 2006. Weighted average diluted units outstanding totaled approximately 55.2 million for the fourth quarter of 2007 and approximately 38.5 million for the same period in 2006 (as adjusted to reflect the common unit split).
     Adjusted EBITDA for the fourth quarter of 2007 was $50.3 million compared with $32.7 million for the fourth quarter of 2006, an increase of 54%. Adjusted EBITDA means earnings before interest, taxes, depreciation and amortization, and is adjusted to include Copano’s share of depreciation and amortization expense attributable to its unconsolidated affiliates. Distributable cash flow for the fourth quarter of 2007 (prior to any cash reserves established by Copano’s Board) totaled $49.5 million compared to $25.7 million for the fourth quarter of 2006, an increase of 93%. Fourth quarter 2007 distributable cash flow represents 203% coverage of the fourth quarter 2007 distribution of $0.51 per unit based on total common units outstanding on February 1, 2008, the distribution record date. Adjusted EBITDA for the fourth quarter of 2007 includes $5.7 million in depreciation and amortization expense attributable to Copano’s ownership in unconsolidated affiliates. Non-cash expenses incurred during the fourth quarter of 2007 that were not added back in determining Adjusted EBITDA include amortization expense of $5.0 million related to the option component of Copano’s commodity derivatives, and mark-to-market charges of approximately $7.5 million incurred with respect to Copano’s commodity derivatives. The mark-to-market charges reduced Adjusted EBITDA but were added back in the determination of distributable cash flow.
     Segment gross margin, total segment gross margin, EBITDA, Adjusted EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this news release.
Fourth Quarter Operating Results by Segment
     Copano manages its business in three operating segments based on geographical location: Oklahoma, Texas and Rocky Mountains. The Oklahoma segment provides natural gas midstream services in central and eastern Oklahoma, including the Oklahoma natural gas activities acquired as part of the Cimmarron Gathering, LP acquisition in May 2007, and also includes a crude oil pipeline. The Texas segment performs natural gas gathering, natural gas processing, treating, conditioning and related NGL transportation in southern Texas and conducts north Texas natural gas activities acquired as part of the Cimmarron acquisition. The Texas segment also includes the Lake Charles processing plant acquired in October 2007 as part of Cantera Natural Gas, LLC acquisition. The Rocky Mountains segment was established following the Cantera acquisition in October 2007 and operates in Wyoming’s Powder River Basin. The Rocky Mountains segment includes Copano’s 51.0% and 37.04% managing member interests in Bighorn Gas Gathering, L.L.C. and Fort Union Gas Gathering, L.L.C., and its producer services business utilizing firm gathering and transportation agreements.
Oklahoma
     During the fourth quarter of 2007, segment gross margin for the Oklahoma segment totaled $37.7 million compared to $23.6 million for the fourth quarter of 2006, an increase of 60%. The increase in segment gross margin resulted primarily from increased pipeline and processing volumes, and increases in commodity prices compared to the prior year period.

     The Oklahoma segment gathered an average of 208,152 MMBtu/d of natural gas, processed an average of 152,061 MMBtu/d of natural gas and produced an average of 14,229 Bbls/d of NGLs at its plants and third-party plants during the fourth quarter of 2007, representing increases of 12%, 14% and 11%, respectively, compared to the fourth quarter of 2006. During the fourth quarter of 2006, the Oklahoma segment gathered an average of 185,072 MMBtu/d, processed an average of 133,484 MMBtu/d and produced an average of 12,807 Bbls/d of NGLs. The Oklahoma natural gas assets acquired as part of Cimmarron accounted for 4,009 MMBtu/d, or 17% of the increase in pipeline throughput, 3,572 MMBtu/d, or 19% of the increase in plant inlet volumes and 255 Bbls/d, or 18% of the increase in NGLs produced in Oklahoma. Oklahoma’s throughput on its crude oil pipeline, which Copano acquired as part of Cimmarron, averaged 3,631 Bbls/d for the period from October 1, 2007 through December 31, 2007.
Texas
     Segment gross margin for the Texas segment increased approximately 93% in the fourth quarter of 2007 to $43.9 million compared to $22.8 million for the fourth quarter of 2006. The increase in segment gross margin resulted primarily from increased pipeline and processing volumes and increases in natural gas liquids prices compared to the prior year period.
     During the fourth quarter of 2007, the Texas segment provided gathering, transportation and processing services for an average of 677,509 MMBtu/d of natural gas compared with 609,789 MMBtu/d for the fourth quarter of 2006, an increase of 11%. The Texas segment gathered an average of 333,787 MMBtu/d of natural gas, processed an average of 585,896 MMBtu/d of natural gas and produced an average of 18,388 Bbls/d of NGLs at its plants and third-party plants during the fourth quarter of 2007, representing increases of 19%, 7% and 18%, respectively, compared to the fourth quarter of 2006. During the fourth quarter of 2006, the Texas segment gathered an average of 280,634 MMBtu/d, processed an average of 548,869 MMBtu/d and produced an average of 15,610 Bbls/d of NGLs. The Texas natural gas assets acquired as part of Cimmarron accounted for 30,426 MMBtu/d, or 57% of the increase in pipeline throughput, 28,963 MMBtu/d, or 78% of the increase in plant inlet volumes and 2,207 Bbls/d, or 79% of the increase in NGLs produced in the Texas segment. Volumes originating from the Texas segment and delivered to the Houston Central plant and volumes originating from third-party sources delivered to the plant, each increased by approximately 1% compared to the fourth quarter of 2006.
Rocky Mountains
     Segment gross margin attributable to the producer services business in Copano’s Rocky Mountain segment was $1.1 million for the fourth quarter of 2007. For the period from October 1, 2007 through December 31, 2007, total service pipeline throughput averaged 224,525 MMBtu/d, which represents volumes purchased for resale, volumes gathered utilizing our firm capacity gathering agreements with Fort Union and firm capacity volumes under our transportation agreement with Wyoming Interstate Gas Company that we released to producers in the Powder River Basin. The Rocky Mountains segment results and volumes do not include the results and volumes associated with Copano’s interests in Bighorn and Fort Union, which are accounted for under the equity method of accounting. For the period from October 1, 2007 through December 31, 2007, average pipeline throughput for Bighorn and Fort Union totaled 211,510 MMBtu/d and 576,700 MMBtu/d, respectively.
Corporate and Other
     Corporate and other primarily includes the results attributable to Copano’s commodity risk management portfolio. Total segment gross margin includes a loss of $16.4 million for the fourth quarter of 2007 for corporate and other compared to a gain of $1.0 million in the fourth quarter of 2006. The loss for the fourth quarter of 2007 includes $3.9 million of cash settlements paid with respect to expired commodity derivatives, $5.0 million of non-cash amortization expense related to the option component of Copano’s commodity derivatives, which has not been added back in the determination of distributable cash flow or Adjusted EBITDA, and $7.5 million of unrealized losses related to non-cash mark-to-market charges for Copano’s commodity derivatives, which was added back in determining distributable cash flow but not in determining Adjusted EBITDA. Corporate and other for the fourth quarter of 2006 included $3.9 million of cash settlements received on expired commodity derivatives reduced by $2.8 million of amortization expense related to the option component of Copano’s commodity derivatives and $0.1 million of unrealized losses related to non-cash mark-to-market charges for Copano’s commodity derivatives. The $2.2 million increase in non-cash amortization expense in the fourth quarter of 2007 compared to the fourth quarter of 2006, related to commodity derivatives acquired in the fourth quarter of 2006 and the second quarter of 2007. In its risk management portfolio, Copano acquires multi-year commodity options and amortizes the premium paid over the term of each option contract.
Full Year Financial Results
     Revenue for 2007 increased 33% to $1,141.7 million compared with $860.3 million for the prior year. Net income decreased by 3% to $63.2 million, or $1.36 per unit on a diluted basis, for the year ended December 31, 2007 compared to net income of $65.1 million, or $1.75 per unit on a diluted basis as adjusted to reflect the common unit split for the year ended December 31, 2006. Total segment gross margin increased 10% to $206.9 million for the year ended December 31, 2007 from $188.1 million for the year ended December 31, 2006. Total segment gross margin includes a loss of $31.2 million for the year ended 2007 comprised of $0.1 million of cash settlements paid with respect to expired commodity derivatives, $21.0 million of non-cash amortization expense related to the option component of Copano’s commodity derivatives and $10.1 million of non-cash mark-to-market charges and unrealized losses related to the ineffective portion of Copano’s derivatives. Total segment gross margin for the year ended 2006 included $12.1 million of cash settlements received on expired commodity derivatives reduced by $10.4 million of non-cash amortization expense related to the option component of Copano’s commodity derivatives. The $10.6 million increase in non-cash amortization expense for the year ended December 31, 2007 compared to the year ended December 31, 2006 resulted from additional costs related to commodity hedges acquired in the fourth quarter of 2006 and the second quarter of 2007. Weighted average diluted units outstanding totaled approximately 46.5 million for the year ended December 31, 2007 and approximately 30.2 million for the same period in 2006 (as adjusted to reflect the common unit split).
     Adjusted EBITDA for the year ended December 31, 2007 was $140.6 million compared with $130.8 million for the year ended December 31, 2006, an increase of 8%. Distributable cash flow for the year ended 2007 was $128.6 million compared to $98.4 million for 2006, an increase of 31%. Segment gross margin, total segment gross margin, EBITDA, Adjusted EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this news release.
Unit Distributions
     On January 16, 2008, Copano announced a fourth quarter 2007 cash distribution of $0.51 per unit, or $2.04 per unit on an annualized basis, for all of its outstanding common units. This distribution was paid on February 14, 2008 to common unitholders of record at the close of business on February 1, 2008.
Conference Call
     Copano will hold a conference call to discuss its fourth quarter and year-end 2007 financial results and recent developments on Thursday, February 28 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate in the call, dial (303) 262-2138 and ask for the Copano Energy call at least 10 minutes prior to the start time, or access it live over the internet at www.copanoenergy.com on the “Investor Overview” page of the “Investor Relations” section of Copano’s website. Please visit the website at least 10 minutes prior to the call to register and download any necessary audio software.

     A replay of the audio webcast will be available shortly after the call on Copano’s website. Additionally, a telephonic replay will be available through March 6, 2008 by calling (303) 590-3000 and using the pass code 11108548.
Use of Non-GAAP Financial Measures
     This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of segment gross margin, total segment gross margin, EBITDA, Adjusted EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flows from operating activities or any other GAAP measure of liquidity or financial performance. Copano uses non-GAAP financial measures as measures of its core profitability or to assess the financial performance of its assets. Copano believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance.
     With respect to a Copano operating segment, segment gross margin is defined as segment revenue less cost of sales. Cost of sales includes the following costs and expenses: cost of natural gas and NGLs purchased from third parties, cost of natural gas and NGLs purchased from affiliates, costs paid to third parties to transport volumes and costs paid to affiliates to transport volumes. Total segment gross margin is the sum of the operating segment gross margins and the results of Copano’s risk management activities that are included in Corporate and other. The Company views total segment gross margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is used by senior management in deciding how to allocate capital resources among operating segments. The GAAP measure most directly comparable to total segment gross margin is operating income.
     Copano defines EBITDA as net income plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is a financial measure that, with certain negotiated adjustments, is reported to the Company’s lenders and is used to compute financial covenants under its credit facility. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Copano’s EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as the Company does. Copano has reconciled EBITDA to net income and cash flows from operating activities.

     Because a portion of Copano’s net income (loss) is attributable to equity earnings (loss) from its equity investees, including Bighorn, Fort Union, Webb Duval and Southern Dome, Copano calculates Adjusted EBITDA to reflect the depreciation and amortization expense embedded in the equity in earnings (loss) from these unconsolidated affiliates. Specifically, Adjusted EBITDA is determined by adding to EBITDA (i) the portion of each equity investees’ depreciation and amortization expense which is proportional to Copano’s ownership interest in that equity investee and (ii) the amortization expense attributable to the difference between Copano’s carried investment in each equity investee and the underlying equity in its net assets. EBITDA or Adjusted EBITDA is used as a supplemental financial measure by external users of Copano’s financial statements such as investors, commercial banks and research analysts, and Adjusted EBITDA is used by Copano’s management, to assess:
•	the financial performance of Copano’s assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of Copano’s assets to generate cash sufficient to pay interest costs and support indebtedness;

•	Copano’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     Distributable cash flow is defined as net income plus: (i) depreciation and amortization expense; (ii) cash distributions received from investments in unconsolidated affiliates and equity losses from such unconsolidated affiliates; (iii) reimbursements by pre-IPO unitholders of certain general and administrative expenses in excess of the “G&A Cap” provided under the Company’s limited liability company agreement; (iv) provision for deferred income taxes; (v) the subtraction of maintenance capital expenditures; (vi) the subtraction of equity in the earnings of unconsolidated affiliates; and (vii) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Maintenance capital expenditures represent capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of the Company’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Distributable cash flow is a significant performance metric used by senior management to compare basic cash flows generated by the Company (prior to the establishment of any retained cash reserves by its Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-

GAAP financial measure for unitholders since it serves as an indicator of the Company’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity generally is related to the amount of cash distributions the entity can pay to its unitholders. The GAAP measure most directly comparable to distributable cash flow is net income.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.
     This news release may include “forward-looking statements” as defined by the Securities and Exchange Commission. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the Company, key customers reducing the volume of natural gas and natural gas liquids they purchase from the Company, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from the Company’s failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the Company’s Securities and Exchange Commission filings.
— financial statements follow —

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(in thousands, except per unit information)
Revenue:
Natural gas sales	$143,011	$101,624	$518,431	$448,054
Natural gas liquids sales	154,684	92,356	491,432	369,892
Crude oil sales	37,761	—	77,142	—
Transportation, compression and processing fees	9,986	5,058	22,306	16,232
Condensate and other	10,432	6,336	32,349	26,094

Total revenue	355,874	205,374	1,141,660	860,272

Costs and expenses:
Cost of natural gas and natural gas liquids	249,903	157,155	853,964	669,158
Cost of crude oil purchases	36,076	—	73,814	—
Transportation	3,606	785	6,948	3,026
Operations and maintenance	12,456	8,957	41,156	32,484
Depreciation and amortization	11,541	8,336	39,967	31,993
General and administrative	10,807	6,616	34,638	26,535
Taxes other than income	71	451	2,637	2,061
Equity in (earnings) loss from unconsolidated affiliates	(831)	(653)	(2,850)	(1,297)

Total costs and expenses	323,629	181,647	1,050,274	763,960

Operating income	32,245	23,727	91,386	96,312

Interest and other income	822	396	2,854	1,706
Interest and other financing costs	(11,037)	(7,592)	(29,351)	(32,904)

Income before income taxes	22,030	16,531	64,889	65,114
Provision for income taxes	(532)	—	(1,714)	—

Net income	$21,498	$16,531	$63,175	$65,114

Basic net income per common unit:
Net income(1)	$0.46	$0.44	$1.48	$1.77
Weighted average number of common units(1)	46,322	30,926	42,456	29,752

Diluted net income per common unit:
Net income(1)	$0.39	$0.43	$1.36	$1.75
Weighted average number of common units(1)	55,175	38,518	46,516	30,180

(1)	Net income per common unit and the weighted average number of common units for the three and twelve months ended December 31, 2006 have been adjusted to reflect a two-for-one split of Copano’s common units effective March 30, 2007.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
	2007	2006
	(in thousands)
Cash Flows From Operating Activities:
Net income	$63,175	$65,114
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,967	31,993
Amortization of debt issue costs	1,666	4,462
Equity in earnings from unconsolidated affiliates	(2,850)	(1,297)
Distributions from unconsolidated affiliates	3,706	—
Equity-based compensation	3,223	1,910
Deferred tax provision	1,231	—
Other noncash items	(136)	176
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(34,890)	16,459
Prepayments and other current assets	(204)	1,372
Risk management activities	(21,720)	(23,014)
Accounts payable	38,232	(6,867)
Other current liabilities	36,818	1,371

Net cash provided by operating activities	128,218	91,679

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(80,898)	(49,033)
Additions to intangible assets	(3,406)	(1,237)
Acquisitions, net of cash acquired	(641,097)	(9,074)
Investment in unconsolidated affiliates	(1,727)	(10,438)
Distributions from unconsolidated affiliates	676	—
Other	(600)	(509)

Net cash used in investing activities	(727,052)	(70,291)

Cash Flows From Financing Activities:
Repayments of long-term debt	(288,000)	(506,500)
Proceeds from long-term debt	663,781	363,500
Repayment of short-term notes payable	(1,495)	(1,842)
Deferred financing costs	(10,677)	(7,035)
Distributions to unitholders	(73,629)	(46,977)
Capital contributions from pre-IPO investors	9,965	4,607
Proceeds from follow-on public offering of common units, net of underwriting discounts and commissions of $7,216	—	162,725
Proceeds from private placement of common units	157,125	25,000
Proceeds from private placement of Class E units	177,875	—
Equity offering costs	(4,741)	(1,057)
Proceeds from option exercises	1,811	378

Net cash provided by (used in) financing activities	632,015	(7,201)

Net increase in cash and cash equivalents	33,181	14,187
Cash and cash equivalents, beginning of year	39,484	25,297

Cash and cash equivalents, end of period	$72,665	$39,484

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2007	2006
	($ in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$72,665	$39,484
Accounts receivable, net	127,534	67,095
Risk management assets	3,289	13,973
Prepayments and other current assets	3,881	3,166

Total current assets	207,369	123,718

Property, plant and equipment, net	694,727	566,927
Intangible assets, net	200,546	93,372
Investment in unconsolidated affiliates	632,725	19,378
Risk management assets	10,598	23,826
Other assets, net	23,118	11,837

Total assets	$1,769,083	$839,058

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable	$147,046	$91,668
Notes payable	—	1,495
Accrued interest	11,319	6,261
Accrued tax liability	3,919	—
Risk management liabilities	27,710	944
Other current liabilities	12,931	5,354

Total current liabilities	202,925	105,722

Long-term debt (includes $773 bond premium as of December 31, 2007)	630,773	255,000
Deferred tax provision	1,231	—
Risk management and other noncurrent liabilities	40,018	5,750

Members’ capital:
Common units, no par value, 47,366,048 and 35,190,590 units issued and outstanding as of December 31, 2007 and 2006,(1) respectively	661,585	480,797
Class C units, no par value, 1,184,557 units and 0 units issued and outstanding as of December 31, 2007 and 2006, respectively	40,492	—
Class D units, no par value, 3,245,817 units and 0 units issued and outstanding as of December 31, 2007 and 2006, respectively	112,454	—
Class E units, no par value, 5,598,839 units and 0 units issued and outstanding as of December 31, 2007 and 2006, respectively	175,634	—
Subordinated units, no par value, 7,038,252 units outstanding as of December 31, 2006(1)	—	10,379
Paid-in capital	23,773	10,585
Accumulated (deficit) earnings	(7,867)	2,918
Other comprehensive loss	(111,935)	(32,093)

	894,136	472,586

Total liabilities and members’ capital	$1,769,083	$839,058

(1)	Units outstanding in 2006 have been adjusted to reflect a two-for-one split effective March 30, 2007.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
		($ in thousands)
Total segment gross margin(1)	$66,289	$47,434	$206,934	$188,088
Operations and maintenance expenses	12,456	8,957	41,156	32,484
Depreciation and amortization	11,541	8,336	39,967	31,993
General and administrative expenses	10,807	6,616	34,638	26,535
Taxes other than income	71	451	2,637	2,061
Equity in earnings from unconsolidated affiliates	(831)	(653)	(2,850)	(1,297)

Operating income	32,245	23,727	91,386	96,312
Interest and other financing costs, net	(10,215)	(7,196)	(26,497)	(31,198)
Provision for income taxes	(532)	—	(1,714)	—

Net income	$21,498	$16,531	$63,175	$65,114

Total Segment gross margin:
Oklahoma	$37,655	$23,578	$115,099	$95,614
Texas	43,877	22,828	121,935	91,121
Rocky Mountains	1,145	—	1,145	—

Segment gross margin	82,677	46,406	238,179	186,735
Corporate and other(2)	(16,388)	1,028	(31,245)	1,353

Total segment gross margin(1)	$66,289	$47,434	$206,934	$188,088

Segment gross margin per unit:
Oklahoma:
Service throughput ($/MMBtu)(4)	$1.970	$1.38	$1.580	$1.48
Texas:
Service throughput ($/MMBtu)	$0.70	$0.41	$0.520	$0.44
Rocky Mountains:
Service throughput ($/MMBtu) (6)	$0.055	—	$0.055	—

Volumes:
Oklahoma (3) (4)
Service throughput (MMBtu/d)	208,152	185,072	199,906	177,368
Plant inlet volumes (MMBtu/d)	152,061	133,484	144,050	125,364
NGLs produced (Bbls/d)	14,229	12,807	13,771	11,811
Crude pipeline throughput (Bbls/d)	3,631	—	2,417	—
Texas:
Service throughput (MMBtu/d)	677,509	609,789	645,724	573,141
Pipeline throughput (MMBtu/d)(5)	333,787	280,634	299,484	254,886
Plant Inlet volumes (MMBtu/d)(5)(7)	585,896	548,869	567,306	522,465
NGLs produced (Bbls/d)(5)(7)	18,388	15,610	17,496	14,740
Rocky Mountains:
Service throughput (MMBtu/d) (6)	224,525	—	224,525	—

Capital Expenditures:
Maintenance capital expenditures	$1,864	$1,664	$9,062	$8,984
Expansion capital expenditures	720,314	17,668	884,290	53,298

Total capital expenditures	$722,178	$19,332	$893,352	$62,282

Operations and maintenance expenses:
Oklahoma	$6,023	$4,803	$20,711	$17,185
Texas	6,426	4,154	20,437	15,299
Rocky Mountains	8	—	8	—

Total operations and maintenance expenses	$12,457	$8,957	$41,156	$32,484

(1)	Total segment gross margin is a non-GAAP financial measure. For a reconciliation of total segment gross margin to its most directly comparable GAAP measure, please read “Non-GAAP Financial Measures”.

(2)	Corporate and other includes results attributable to Copano’s commodity risk management activities.

(3)	Plant inlet volumes and NGLs produced represent total volumes processed and produced by the Oklahoma segment at all plants, including plants owned by the Oklahoma segment and plants owned by third parties. Plant inlet volumes averaged 101,176 MMBtu/d and NGLs produced averaged 9,768 Bbls/d for the three months ended December 31, 2007 for plants owned by the Oklahoma segment. Plant inlet volumes averaged 87,697 MMBtu/d and NGLs produced averaged 8,711 Bbls/d for the three months ended December 31, 2006 for plants owned by the Oklahoma segment. Plant inlet volumes averaged 93,173 MMBtu/d and NGLs produced averaged 9,349 Bbls/d for the year ended December 31, 2007 for plants owned by the Oklahoma segment. Plant inlet volumes averaged 82,045 MMBtu/d and NGLs produced averaged 7,989 Bbls/d for the year ended December 31, 2006 for plants owned by the Oklahoma segment.

(4)	Excludes volumes associated with our interest in Southern Dome. For the year ended December 31, 2007, plant inlet volumes for Southern Dome averaged 6,061 MMBtu/d and NGLs produced averaged 244 Bbls/d. For the year ended December 31, 2006, plant inlet volumes for Southern Dome averaged 2,353 MMBtu/d and NGLs produced averaged 88 Bbls/d.

(5)	Excludes volumes associated with Copano’s interest in Webb/Duval Gatherers. Gross volumes transported by Webb/Duval Gatherers were 78,087 MMBtu/d and 119,896 MMBtu/d, net of intercompany volumes, for the three months ended December 31, 2007 and 2006, respectively. Gross volumes transported by Webb/Duval Gatherers were 93,887 MMBtu/d and 117,303 MMBtu/d, net of intercompany volumes, for the year ended December 31, 2007 and 2006, respectively.

(6)	Service pipeline throughput represents volumes purchased for resale, volumes gathered utilizing firm capacity gathering agreements with Fort Union and firm capacity volumes under our transportation agreements with Wyoming Interstate Gas Company that we have released to producers in the Powder River Basin. Excludes results and volumes associated with our interests in Bighorn and Fort Union. Volumes transported by Bighorn and Fort Union were 211,510 MMBtu/d and 576,700 MMBtu/d, respectively, for the period from October 1, 2007 through December 31, 2007.

(7)	Plant inlet volumes and NGLs produced represent total volumes processed and produced by the Texas segment at all plants, including plants owned by the Texas segment and plants owned by third parties. Plant inlet volumes averaged 556,933 MMBtu/d and NGLs produced averaged 16,181 Bbls/d for the three months ended December 31, 2007 for plants owned by the Texas segment. Plant inlet throughput averaged 548,869 MMBtu/d and NGLs produced averaged 15,610 Bbls/d for the three months ended December 31, 2006 for plants owned by the Texas segment. Plant inlet volumes averaged 552,690 MMBtu/d and NGLs produced averaged 16,317 Bbls/d for the year ended December 31, 2007 for plants owned by the Texas segment. Plant inlet volumes averaged 522,465 MMBtu/d and NGLs produced averaged 14,740 Bbls/d for the year ended December 31, 2006 for plants owned by the Texas segment.

Non-GAAP Financial Measures
     The following table presents a reconciliation of the non-GAAP financial measures of (i) total segment gross margin (which consists of the sum of individual segment gross margins and corporate and other) to the GAAP financial measure of operating income, (ii) EBITDA and Adjusted EBITDA to the GAAP financial measures of net income and cash flows from operating activities and (iii) distributable cash flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Reconciliation of total segment gross margin to operating income:
Operating income	$32,245	$23,727	$91,386	$96,312
Add: Operations and maintenance expenses	12,456	8,957	41,156	32,484
Depreciation and amortization	11,541	8,336	39,967	31,993
General and administrative expenses	10,807	6,616	34,638	26,535
Taxes other than income	71	451	2,637	2,061
Equity in earnings from unconsolidated affiliates	(831)	(653)	(2,850)	(1,297)

Total segment gross margin	$66,289	$47,434	$206,934	$188,088

Reconciliation of EBITDA and Adjusted EBITDA to net income:
Net income	$21,498	$16,531	$63,175	$65,114
Add: Depreciation and amortization	11,541	8,336	39,967	31,993
Interest and other financing costs	11,037	7,592	29,351	32,904
Provision for income taxes	532	—	1,714	—

EBITDA	44,608	32,459	134,207	130,011
Add: Copano’s share of depreciation and amortization included in equity in earnings from unconsolidated affiliates	1,086	248	1,830	810
Add: Amortization of difference between the carried investment and the underlying equity in net assets of equity investments	4,598	(2)	4,589	(14)

Adjusted EBITDA	$50,292	$32,705	$140,626	$130,807

Reconciliation of EBITDA and Adjusted EBITDA to cash flows from operating activities:
Cash flow provided by operating activities	$59,880	$(4,948)	$128,218	$91,679
Add: Cash paid for interest and other financing costs	10,292	6,654	27,685	28,442
Equity in earnings from unconsolidated affiliates	831	653	2,850	1,297
Distributions from unconsolidated affiliates	(818)	—	(3,706)	—
Risk management activities	2,583	29,928	21,720	23,014
Increase in working capital and other	(28,160)	172	(42,560)	(14,421)

EBITDA	44,608	32,459	134,207	130,011
Add: Copano’s share of depreciation and amortization included in equity in earnings from unconsolidated affiliates	1,086	248	1,830	810
Add: Amortization of difference between the carried investment and the underlying equity in net assets of equity investments	4,598	(2)	4,589	(14)

Adjusted EBITDA	$50,292	$32,705	$140,626	$130,807

Reconciliation of net income to distributable cash flow:
Net income	$21,498	$16,531	$63,175	$65,114
Add: Depreciation and amortization	11,541	8,336	39,967	31,993
Amortization of debt issue costs	745	937	1,666	4,462
Equity-based compensation	1,043	595	3,223	1,910
G&A reimbursement from pre-IPO unitholders	4,103	1,653	12,414	4,880
Distributions from unconsolidated affiliates	5,447	—	8,710	—
Unrealized losses on derivatives	7,473	89	10,248	353
Deferred taxes and other	295	84	1,095	176
Less: Equity in earnings from unconsolidated affiliates	(831)	(653)	(2,850)	(1,297)
Maintenance capital expenditures	(1,864)	(1,664)	(9,062)	(8,984)
Unrealized gains on derivatives	—	(170)	—	(170)

Distributable cash flow(1)	$49,450	$25,738	$128,586	$98,437

Actual quarterly distribution(2) (3)	$24,332	$17,025

Distributable cash flow coverage(3)	203%	151%

(1)	Prior to any retained cash reserves established by Copano’s Board of Directors.

(2)	The prior year distribution rate has been adjusted to reflect the two-for-one split of Copano’s common units effective March 30, 2007.

(3)	Reflects actual quarterly distribution of $0.51 per unit for the three months ended December 31, 2007 and $0.40 per unit for the three months ended December 31, 2006 (as adjusted to reflect the two-for-one split of Copano’s common units effective March 30, 2007).